                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             U.S. TECHNOLOGIES INC.,

                        U.S. TECHNOLOGIES ACQUISITION CO.

                                       AND

                                 YAZAM.COM INC.

                          Dated as of February 28, 2001

                                TABLE OF CONTENTS

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ARTICLE I.     DEFINITIONS................................................................................       1

ARTICLE II.    THE MERGER.................................................................................       5

         2.1   The Merger.................................................................................       5

         2.2   Certificate of Incorporation...............................................................       5

         2.3   By-Laws....................................................................................       6

         2.4   Directors and Officers.....................................................................       6

         2.5   Shareholder's Appoval......................................................................       6

         2.6   Effective Time.............................................................................       6

ARTICLE III.   CONVERSION OF SHARES.......................................................................       6

         3.1   Yazam Stock................................................................................       6

         3.2   Yazam Closing Cash Balance Adjustment......................................................       8

         3.3   Dissenting Shares..........................................................................       8

         3.4   Acquisition Co. Common Stock...............................................................       8

         3.5   Payment for, and Distribution of, the Merger Consideration.................................       8

         3.7   Adjustment to Prevent Dilution.............................................................       9

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF yazam...................................................       10

         4.1   Organization, etc.........................................................................       10

         4.2   Authorization and Binding Obligation......................................................       10

         4.3   Capitalization............................................................................       11

         4.4   Consents and Approvals; No Conflicts......................................................       12

         4.5   Financial Statements......................................................................       12

         4.6   Compliance with Laws......................................................................       12

         4.7   Real Property.............................................................................       12

         4.8   Property..................................................................................       13



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
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         4.9   Intellectual Property.....................................................................       13

         4.10  Contracts.................................................................................       13

         4.11  Employee Benefit Plans....................................................................       14

         4.12  Actions Pending...........................................................................       15

         4.13  Affiliate Transactions....................................................................       15

         4.14  Taxes.....................................................................................       15

         4.15  Brokers, Finders, etc.....................................................................       17

         4.16  Labor.....................................................................................       17

         4.17  Yazam Accredited Investors................................................................       17

ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF THE PARENT AND ACQUISITION CO...........................       17

         5.1   Organization and Standing.................................................................       17

         5.2   Authorization and Binding Obligation......................................................       17

         5.3   Consents and Approvals; No Conflicts......................................................       18

         5.4   Litigation................................................................................       18

         5.5   Finders and Investment Bankers............................................................       18

         5.6   Capitalization of Parent..................................................................       18

         5.7   Parent SEC Reports........................................................................       19

         5.8   Financing.................................................................................       20

ARTICLE VI.    COVENANTS.................................................................................       20

         6.1   Conduct of Business.......................................................................       20

         6.2   Third-Party Consents......................................................................       21

         6.3   Compliance with DGCL; Filings; Consent Solicitation Statement.............................       21

         6.4   Additional Agreements.....................................................................       22

         6.5   Acquisition Proposals.....................................................................       23

         6.6   Public Announcements......................................................................       23


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
         6.7   Consent of the Parent.....................................................................       23

         6.8   Transfer Taxes............................................................................       24

         6.9   Access....................................................................................       24

         6.10  Advice Regarding Changes..................................................................       24

         6.11  Notice of Prospective Breach..............................................................       24

         6.12  Shareholder Letter of Transmittal.........................................................       24

         6.12  Indemnification of Directors and Officers.................................................       24

ARTICLE VII.   RESTRICTIONS ON TRANSFER..................................................................       25

         7.1   Restricted Shares.........................................................................       25

         7.2   Legends...................................................................................       25

ARTICLE VII.   CLOSING CONDITIONS........................................................................       26

         8.1   Conditions to the Obligation of Yazam.....................................................       26

         8.2   Conditions Precedent to Obligations of the Parent and Acquisition Co......................       27

ARTICLE VIII.  CLOSING...................................................................................       28

         8.1   Time and Place............................................................................       28

         8.2   Filings at the Closing; Other Actions.....................................................       29

ARTICLE X.     SURVIVAL OF COVENANTS.....................................................................       29

ARTICLE XI.    TERMINATION RIGHTS........................................................................       29

         11.1  Termination...............................................................................       29

         11.2  Procedure and Effect of Termination.......................................................       29

ARTICLE XII.   OTHER PROVISIONS..........................................................................       30

         12.1  Amendment and Modification................................................................       30

         12.2  Benefit and Assignment....................................................................       30

         12.3  No Third-Party Beneficiaries..............................................................       30

         12.4  Entire Agreement..........................................................................       30


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
         12.5  Expenses..................................................................................       30

         12.6  Headings..................................................................................       30

         12.7  Choice of Law.............................................................................       30

         12.8  Notices...................................................................................       31

         12.9  Counterparts..............................................................................       32

         12.10 Confidentiality...........................................................................       32

Exhibits

Exhibit A - Certificate of Designation

Exhibit B - Warrant Certificate

Exhibit C - Certificate of Merger

Exhibit D - Letter of Transmittal

Exhibit E - Opinion of Shaw Pittman

Exhibit F - Registration Rights Agreement

Exhibit G - Opinion of Gibson Dunn & Crutcher


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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of February 28, 2001 (the "Agreement"), among U.S. TECHNOLOGIES INC., a Delaware corporation (the "Parent"), U.S. TECHNOLOGIES ACQUISITION CO., a Delaware corporation and a wholly-owned subsidiary of the Parent ("Acquisition Co."), and YAZAM.COM INC., a Delaware corporation ("Yazam").

                                    ARTICLE I
                                   DEFINITIONS

         Unless otherwise stated, the following terms when used herein have the meanings assigned to them below.

         1.01 "Acquisition Co." has the meaning set forth in the preamble to this Agreement.

         1.02     "Acquisition Co. Common Stock" has the meaning set forth in
Section 3.04 hereof.

         1.03 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         1.04 "Agreement" has the meaning set forth in the preamble to this Agreement.

         1.05 "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) orders, decisions, rulings, injunctions, judgments, awards and decrees, executive orders or consents of or agreements with any Governmental Authority.

         1.06 "Benefit Plan" means any plan, program, agreement, policy or arrangement, whether covering a single individual or group of individuals, and whether or not reduced to writing, that is: (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA; (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, welfare-benefit , bonus, incentive or fringe benefit plan or arrangement, vacation, sick, holiday or other paid leave plan, life insurance or other death benefit plan, severance or other similar benefit plan.

         1.07 "Business Combination" means (x) any merger, consolidation, acquisition, partnership or combination to which Yazam or any of the Yazam Subsidiaries is or would be a party, (y) any sale, dividend, split or other disposition of capital stock or other equity interest of Yazam, any of the Yazam Subsidiaries or any of Yazam's portfolio companies, or (z) any sale, dividend or other disposition of all or substantially all of the assets and properties of Yazam, any of the Yazam Subsidiaries or any of Yazam's portfolio companies.

         1.08 "Business Day," whether or not initially capitalized, means every day of the week excluding Saturdays, Sundays and federal holidays.

         1.09 "Certificates" has the meaning set forth in Section 3.05(a) hereof.

         1.10     "Closing" means the closing of the Merger.

         1.11     "Closing Date" means the date on which the Closing occurs.

         1.12 "Code" means the Internal Revenue Code of 1986, as amended, together with all regulations and rulings issued thereunder by any Governmental Authority.

         1.13     "Common Stock Consideration" has the meaning set forth in
Section 3.01 hereof.

         1.14     "Consent Solicitation Statement" has the meaning set forth in
Section 6.03(b) hereof.

         1.15     "Contracts" has the meaning set forth in Section 4.10 hereof.

         1.16     "DGCL" means the Delaware General Corporation Law.

         1.17 "Dissenting Shares" has the meaning set forth in Section 3.03 hereof.

         1.18 "Effective Time" has the meaning set forth in Section 2.06 hereof.

         1.19 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations and rulings issued thereunder by any Governmental Authority.

         1.20     "Filings" has the meaning set forth in Section 6.03(c) hereof.

         1.21     "Financial Statements" has the meaning set forth in Section
4.05 hereof.

         1.22 "GAAP" means United States generally accepted accounting principles.

         1.23 "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case to the extent the same has jurisdiction over the Person or property in question.

         1.24     "IRS" means the Internal Revenue Service of the United States.

         1.25 "Knowledge" means, with respect to Yazam or any Yazam Subsidiary, the actual knowledge of any of the individuals set forth on Schedule
1.25 hereto.

         1.26 "Leased Property" has the meaning set forth in Section 4.07 hereof.

         1.27 "Liens" means all debts, liens, security interests, mortgages, pledges, judgments, trusts, adverse claims, liabilities, encumbrances, material rights of way, charges which are liens and other impairments of title of any kind other than Permitted Liens.

         1.28 "Letter of Transmittal" has the meaning set forth in Section 3.05(a) hereof.


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         1.29     "Material Adverse Effect" means a material adverse effect on the business, assets, properties, liabilities or financial condition of Yazam and the Yazam Subsidiaries, taken as a whole, or on the ability of Yazam to timely consummate the transactions contemplated hereby.

         1.30     "Merger" has the meaning set forth in Section 2.01 hereof.

         1.31     "Merger Consideration" has the meaning set forth in Section
2.01 hereof.

         1.32 "Merger Filings" has the meaning set forth in Section 2.06 hereof.

         1.33     "Notice" has the meaning set forth in Section 6.03(b) hereof.

         1.34 "Parent" has the meaning set forth in the preamble to this Agreement.

         1.35 "Parent Common Stock" means the common stock, par value $0.02 per share, issued by Parent.

         1.36 "Parent Preferred Stock" means the Series F Convertible Preferred Stock, par value $0.02 per share, issued by Parent, which shall have the rights, privileges and preferences provided in the Certificate of Designation, attached hereto substantially in the form of Exhibit A.

         1.37 "Parent Warrants" means the warrants to be issued by the Parent in connection with the Merger, attached hereto substantially in the form of Exhibit B, granting the right to receive Parent Common Stock.

         1.38 "Permitted Liens" has the meaning set forth in Section 4.07 hereof.

         1.39 "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority or any other government or political subdivision or an agency or instrumentality thereof.

         1.40     "Plans" has the meaning set forth in Section 4.11 hereof.

         1.41     "Preferred Stock Consideration" has the meaning set forth in
Section 3.01(d) hereof.

         1.42 "Real Estate Laws" means any applicable building, zoning, subdivision and other land use and similar laws, codes, ordinances, rules, regulations and orders of Governmental Authorities.

         1.43     "Registration Rights Agreement" has the meaning set forth in
Section 8.01(g) hereof.

         1.44 "Representatives" has the meaning set forth in Section 6.05 hereof.

         1.45 "Series B Stock Cash Consideration" has the meaning set forth in Section 3.01(c) hereof.


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         1.46     "Series B Stock Consideration" has the meaning set forth in
Section 3.01(c) hereof.

         1.47 "Series C Stock Cash Consideration" has the meaning set forth in Section 3.01(b) hereof.

         1.48     "Series C Stock Consideration" has the meaning set forth in
Section 3.01(b) hereof.

         1.49     "Surviving Corporation" has the meaning set forth in Section
2.01 hereof.

         1.50 "Surviving Corporation Common Stock" has the meaning set forth in Section 3.04 hereof.

         1.51 "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Yazam or any Yazam Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profits tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, in addition to any tax or additional amount imposed by any Governmental Authority (domestic or foreign) ( a "Taxing Authority").

         1.52 "Taxing Authority" has the meaning set forth in the definition of Tax.

         1.53 "Tax Returns" shall mean any report, return, declaration, claim for refund, information statement or return relating to Taxes or other documents filed or maintained or required to be filed or maintained, in connection with any Tax.

         1.54 "Transactions" has the meaning set forth in Section 2.05 hereof.

         1.55 "Yazam Closing Cash Balance" shall mean the cash balance in the primary bank account of Yazam as of the Closing Date, as calculated in the ordinary course of business, consistent with past practice.

         1.56 "Yazam Common Stock" means the common stock, par value $0.0001 per share, issued by Yazam.

         1.57 "Yazam Options" means the outstanding options to purchase Yazam Common Stock issued prior to the Closing Date pursuant to the option plans listed on Schedule 1.57 hereto.

         1.58 "Yazam Preferred Stock" means, collectively, the Yazam Series A Stock, the Yazam Series B Stock, and the Yazam Series C Stock.

         1.59     "Yazam Rights" has the meaning set forth in Section 4.03(b).

         1.60 "Yazam Series A Stock" means the Series A Preferred Stock, par value $0.0001 per share, issued by Yazam.


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

         1.61 "Yazam Series B Stock" means the Series B Preferred Stock, par value $0.0001 per share, issued by Yazam.

         1.62 "Yazam Series C Stock" means the Series C Preferred Stock, par value $0.0001 per share, issued by Yazam.

         1.63 "Yazam Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity of which Yazam owns, directly or indirectly, at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power or otherwise has the right or power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company, joint venture or other entity.

         1.64 "Yazam Warrant" means the outstanding warrant to purchase Yazam Common Stock issued prior to the Closing Date hereof as set forth on
Schedule 1.64 hereto.

         1.65 "1933 Act" means the Securities Act of 1933, as amended or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

         1.66 "1934 Act" means the Securities Exchange Act of 1934, as amended or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

                                   ARTICLE II
                                   THE MERGER

         2.01 The Merger. The aggregate consideration to be paid in connection with the Merger, as more particularly described in Article III hereof, shall be the following: (i) $22,000,000 in cash (as may be adjusted pursuant to Section 3.02 hereof), (ii) 27,374 shares of Parent Preferred Stock, and (iii) Parent Warrants to purchase 8,000,000 shares of Parent Common Stock (collectively, the "Merger Consideration"). In accordance with the provisions of this Agreement and the DGCL, at the Effective Time: (i) Acquisition Co. shall be merged with and into Yazam (the "Merger"), and Yazam shall be the surviving corporation of the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware; (ii) the name, identity, existence, rights, privileges, powers, franchises, properties and assets of Yazam shall continue immediately following consummation of the Merger unaffected and unimpaired; and (iii) the separate existence of Acquisition Co. shall cease, and all of the rights, privileges, powers, franchises, properties and assets of Acquisition Co. shall be vested in Yazam. The name of the surviving corporation shall be "Yazam.com Inc."

         2.02 Certificate of Incorporation. The Certificate of Incorporation of Yazam in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.


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         2.03     By-Laws. The By-Laws of Yazam in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation immediately following the Effective Time until thereafter amended, altered or repealed as provided therein.

         2.04 Directors and Officers. The directors of Acquisition Co. immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until his or her successor is appointed and qualified or until his or her earlier death, resignation or removal.

         2.05 Shareholders' Approval. Yazam shall, as soon as practicable following the date of this Agreement, use its best efforts to take all actions necessary, in accordance with the DGCL and the Certificate of Incorporation and Bylaws of Yazam, to obtain the requisite approval by all of the shareholders of Yazam entitled to vote thereon by written consent, in form satisfactory to the Parent, for the purpose of obtaining the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (collectively, the "Transactions"). The vote required for the adoption and approval of the Transactions by the holders of Yazam Common Stock and Yazam Preferred Stock shall be at least the minimum vote required by the DGCL or Yazam's Certificate of Incorporation and Bylaws.

         2.06 Effective Time. The Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of merger, in the form attached hereto as Exhibit C, in accordance with Sections 252 and 103 of the DGCL (the "Merger Filings"), or on such other time as is duly set forth in the Merger Filings. The Merger Filings shall be filed simultaneously with or before the Closing. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

                                   ARTICLE III
                              CONVERSION OF SHARES

         3.01 Yazam Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Yazam Common Stock (except for (i) shares of Yazam Common Stock then held in the treasury of Yazam or by any Yazam Subsidiary, and (ii) Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive Parent Warrants, to purchase the number of shares of Parent Common Stock equal to 3,000,000 divided by the number of shares of Yazam Common Stock issued and outstanding immediately prior to the Effective Time (the "Common Stock Consideration").

                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Yazam Series C Stock (except for (i) shares of Yazam Series C Stock then held in the treasury of Yazam or any Yazam Subsidiary, and (ii) Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following: (i) cash in the amount of $19,288,971.11 (as may be adjusted pursuant to Section 3.02 hereof) divided by the number of shares of Yazam Series C Stock issued and outstanding immediately prior to the Effective Time (the "Series C Stock Cash Consideration"), (ii) the number of fully paid and non-assessable shares of Parent Preferred

Stock equal to 24,000.74 divided by the number of shares of Yazam Series C Stock issued and outstanding immediately prior to the Effective Time, and (iii) Parent Warrants to purchase the number of shares of Parent Common Stock equal to 2,630,314 divided by the number of shares of Yazam Series C Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Series C Stock Consideration").

                  (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Yazam Series B Stock (except for (i) shares of Yazam Series B Stock then held in the treasury of Yazam or any Yazam Subsidiary, and (ii) Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following: (i) cash in the amount of $2,711,028.89 (as may be adjusted pursuant to Section 3.02 hereof) divided by the number of shares of Yazam Series B Stock issued and outstanding immediately prior to the Effective Time (the "Series B Stock Cash Consideration"), (ii) the number of fully paid and non-assessable shares of Parent Preferred Stock equal to 3,373.26 divided by the number of shares of Yazam Series B Stock issued and outstanding immediately prior to the Effective Time, and (iii) Parent Warrants to purchase the number of shares of Parent Common Stock equal to 369,686 divided by the number of shares of Yazam Series B Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Series B Stock Consideration").

                  (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Yazam Series A Stock (except for (i) shares of Yazam Series A Stock then held in the treasury of Yazam or by any Yazam Subsidiary, and (ii) Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive Parent Warrants to purchase the number of shares of Parent Common Stock equal to 2,000,000 divided by the number of shares of Yazam Series A Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Series A Stock Consideration"; together with the Series B Stock Consideration and the Series C Stock Consideration, the "Preferred Stock Consideration").

                  (e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the Yazam Warrant shall be converted into a warrant (the "Converted Warrant") to purchase Parent Warrants to purchase 153,221 shares of Parent Common Stock. The Converted Warrant shall have an exercise price equal to the$2.74 per share.

                  (f) Each share of Yazam Common Stock or Yazam Preferred Stock held in the treasury of Yazam or by any Yazam Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

                  (g) The holders of certificates representing shares of Yazam Common Stock, Yazam Preferred Stock, Yazam Warrant or Yazam Options shall, as of the Effective Time, cease to have any rights as shareholders, warrant holders or option holders of Yazam, except such rights, if any, as they may have pursuant to the DGCL, and, except as aforesaid, their sole right shall be the right to receive their pro rata share of the Merger Consideration as determined and paid in the manner set forth in this Agreement.


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

         3.02 Yazam Closing Cash Balance Adjustment. In the event that on the Closing Date, the Yazam Closing Cash Balance is less than $25,000,000, then
(i) the Series C Cash Consideration shall be adjusted downward by $0.877 for each dollar that the Yazam Closing Cash Balance is below $25,000,000, and (ii) the Series B Cash Consideration shall be adjusted downward by $0.123 for each dollar that the Yazam Closing Cash Balance is below $25,000,000.

         3.03 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Yazam Common Stock and Yazam Preferred Stock which are held by shareholders who shall have effectively dissented from the Merger and perfected their appraisal rights, if permitted by, and in accordance with, the provisions of Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive any Merger Consideration, but the holders thereof shall be entitled to payment from the Surviving Corporation of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect such appraisal rights or shall have effectively withdrawn or lost such rights, pursuant to Section 262 of the DGCL or otherwise, his or her shares of Yazam Common Stock or Yazam Preferred Stock, as the case may be, shall thereupon be converted into and exchangeable for, at the Effective Time, their pro rata share of the aggregate Merger Consideration, without interest as applicable, as determined and paid in the manner set forth in this Agreement.

         3.04 Acquisition Co. Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Acquisition Co. (the "Acquisition Co. Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Acquisition Co. Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Acquisition Co. Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to the Parent a stock certificate or certificates representing 1,00 shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented shares of Acquisition Co. Common Stock, which former shares of Acquisition Co. Common Stock shall automatically be deemed to be canceled.

         3.05 Payment for, and Distribution of, the Merger Consideration. Each record holder of Yazam Common Stock or Yazam Preferred Stock, as the case may be, immediately prior to the Effective Time shall be entitled to receive, upon surrender to the Parent of the certificates representing such shares of Yazam Common Stock or Yazam Preferred Stock, as the case may be (collectively, the "Certificates") for cancellation, their share of the Merger Consideration, subject to any required withholding of taxes, as set forth in Sections 3.01,
(b), (c), and (d) hereof. At or prior to the Effective Time, the Parent shall make available sufficient funds to make all payments as determined by Sections 3.01, (b), (c), and (d). No interest shall accrue or be paid on the cash and securities payable upon the surrender of the Certificates. Notwithstanding anything contained herein to the contrary, neither the Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Yazam Common Stock or Yazam Preferred Stock for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. As soon as practicable after the date hereof, Yazam shall mail to each record holder of shares of Yazam Common Stock and Yazam Preferred Stock (i) a form of letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Parent), substantially in the form of Exhibit D hereto (the "Letter of Transmittal"), and (ii) instructions for use in effecting the surrender of the Certificates for payment.

                  (b) With respect to any Certificate alleged to have been lost, stolen or destroyed, the owner or owners of such Certificate shall be entitled to the consideration set forth above upon delivery to the Parent of an affidavit of such owner or owners setting forth such allegation and an indemnity agreement to indemnify the Parent and the Surviving Corporation, on terms reasonably satisfactory to the Parent, against any claim that may be made against any of them on account of the alleged loss, theft or destruction of any such Certificate or the delivery of the payment set forth above.

                  (c) If consideration is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to delivery of the consideration that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such consideration shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent that such Tax has been paid or is not applicable.

                  (d) Until surrendered in accordance with the provisions of this Section 3.05, from and after the Effective Time, each Certificate (other than (i) Certificates representing shares of Yazam Common Stock or Yazam Preferred Stock held in the treasury by Yazam or by any Yazam Subsidiary and
(ii) Dissenting Shares in respect of which appraisal rights are perfected) shall represent, for all purposes, only the right to receive the cash, Parent Warrants and/or Parent Preferred Stock pursuant to Sections 3.013.01, (b), (c), and (d) as applicable, as determined and paid in the manner set forth in this Agreement.

                  (e) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Yazam Common Stock, shares of Yazam Preferred Stock, Yazam Options or Yazam Warrant that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Parent or the Surviving Corporation, they shall be canceled and exchanged for the applicable consideration referred to in this Section 3.05.

         3.06 Adjustment to Prevent Dilution. In the event that Yazam changes the number of shares of Yazam Common Stock or Yazam Preferred Stock or securities convertible or exchangeable into or exercisable for shares of Yazam Common Stock or Yazam Preferred Stock issued and outstanding prior to the Effective Time, or the Parent changes the number of shares of Parent Common Stock outstanding, in either case, solely as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF YAZAM

         Yazam hereby represents and warrants to the Parent and Acquisition Co. as follows:

         4.01 Organization, etc. Yazam is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Yazam is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect or materially restrict the ability of Yazam to conduct business as presently conducted by it in such jurisdiction. Each jurisdiction where Yazam is so qualified is listed on Schedule 4.01(a) hereto. Except as set forth on
Schedule 4.01(b) hereto, there are no Yazam Subsidiaries and, except as set forth on Schedule 4.01(b) hereto, Yazam does not own, directly or indirectly, any capital stock of or equity interests in any Person. Yazam has heretofore delivered or made available to the Parent accurate and complete copies of the Certificate of Incorporation and By-Laws of Yazam, as amended and in effect on the date hereof. The stock certificate books and ledgers of Yazam, which have been made available to the Parent, accurately reflect, at the date hereof, the ownership of the issued and outstanding capital stock of Yazam.

                  (b) Each Yazam Subsidiary is listed on Schedule 4.01(b) hereto, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as now being conducted. Each Yazam Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect or materially restrict the ability of such Yazam Subsidiary to conduct business as presently conducted by it in such jurisdiction. Each jurisdiction where each Yazam Subsidiary is so qualified is listed on Schedule 4.01(b) hereto. Yazam has heretofore delivered to the Parent accurate and complete copies of the Certificate of Incorporation and By-Laws or other organizational documents of each Yazam Subsidiary, as amended and in effect on the date hereof.

                  (c) Except as set forth on Schedule 4.01(c) hereto, Yazam owns of record and beneficially 100% of the issued and outstanding capital stock and all other equity interests in each Yazam Subsidiary, free and clear of any Liens.

         4.02 Authorization and Binding Obligation. (a) Yazam has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Subject to the approvals referred to in Section 2.05, Yazam's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Yazam and this Agreement has been duly executed and delivered by Yazam. Except for the actions referred to in Sections
2.05 hereof, which actions are, or as of the Effective Time will be, in full force and effect, and the giving of notice in accordance with the provisions of
Section 251 and 262 of the DGCL, no other corporate action or proceedings on the part of Yazam are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Subject to the approvals referred to in
Section 2.05, this Agreement constitutes the valid and binding obligation of Yazam, enforceable against Yazam in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principles of equity.

                  (b) The Board has authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and has not withdrawn such authorization. A true and complete copy of such approvals by the Board has been delivered to the Parent.

                  (c) There are no "fair price," "moratorium," "control share acquisition" or any other applicable provision of the DGCL similar thereto that is applicable to the Merger or other similar anti-takeover statute or regulation or any applicable anti-takeover provision in the Certificate of Incorporation and By-laws of Yazam.

         4.03 Capitalization. (a) The authorized Yazam Common Stock, Yazam Preferred Stock and other authorized capital stock of Yazam and each of the Yazam Subsidiaries is as set forth on Schedule 4.03 hereto. All issued and outstanding shares of Yazam Common Stock, Yazam Preferred Stock and other equity interests of Yazam and each of the Yazam Subsidiaries (other than the Yazam Options and the Yazam Warrant) are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Schedule 4.03 hereto sets forth the name of each Person who owns beneficially or of record any shares of capital stock and other equity interests of any Yazam Subsidiary and, in the case of each Yazam Subsidiary, the number of shares owned by each such Person.

                  (b) Except as set forth on Schedule 4.03 hereto, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions or other rights or other agreements or commitments of any nature whatsoever obligating Yazam or any of the Yazam Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any additional shares of Yazam Common Stock or other equity interest of Yazam or any of the Yazam Subsidiaries, or any securities or obligations convertible into or exchangeable for any such Yazam Common Stock or other equity interests, or obligating Yazam or any of the Yazam Subsidiaries to grant, extend or enter into any such agreement or commitment and no authorization therefor has been given or made by Yazam or any Yazam Subsidiary (collectively, any such instrument described in this Section, "Yazam Rights"). Except for the arrangements described in Schedule 4.03 hereto, there are no contractual arrangements that obligate Yazam or any Yazam Subsidiary to (i) repurchase, redeem or otherwise acquire any of its capital stock or its other equity interests or (ii) pay any Person any consideration that is calculated with reference to the consideration to be paid to the Yazam shareholders under this Agreement. Prior to the Effective Time, all Yazam Rights set forth on Schedule 4.03 shall have been exercised or shall have otherwise been terminated or canceled.

         4.04     Consents and Approvals; No Conflicts. Except as set forth on
Schedule 4.04 hereto and the approvals referred to in Sections 2.05 and 4.02 hereof, the giving of notice in accordance with Section 251 of the DGCL and the filing and recordation of the Merger Filings as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other third party is necessary for the consummation by Yazam of the transactions contemplated by this Agreement, except where the failure to make such filing or obtain such authorization, consent or approval would not individually or in the aggregate have a Material Adverse Effect. Subject to obtaining such approvals and making such filings, neither the execution and delivery of this Agreement by Yazam nor the consummation by Yazam of the transactions contemplated hereby, nor compliance by Yazam with any of the provisions hereof, will (i) result in any violation of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of Yazam or any Yazam Subsidiary, (ii) violate any Applicable Law or (iii) except as set forth on Schedule 4.04 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to a right of any Person to terminate, cancel or accelerate the payment or performance of any liability, obligation or commitment under, any contract to which Yazam or any of the Yazam Subsidiaries is a party, or by which any of their respective properties are bound, except, in the case of clause
(iii) above, where such violation, breach, default or right of termination, cancellation or acceleration would not individually or in the aggregate have a Material Adverse Effect.

         4.05 Financial Statements. Yazam has furnished the Parent with an unaudited consolidated balance sheet of Yazam as of December 31, 2000, an unaudited consolidated income statement of Yazam as of December 31, 2000 and an unaudited consolidated statement of cash flows (on a cash basis) of Yazam for each month ended October 31, 2000, November 30, 2000 and December 31, 2000. All such financial statements are referred to herein collectively as the "Financial Statements." To the Knowledge of Yazam, the balance sheet included in the Financial Statements fairly presents, in all material respects, the financial position of Yazam and the Yazam Subsidiaries as at the date thereof, and, to the Knowledge of Yazam, the income statement and cash flows included in the Financial Statements fairly presents, in all material respects, the results of the operations and cash flows, respectively, of Yazam and the Yazam Subsidiaries for the periods indicated therein.

         4.06 Compliance with Laws. Except as set forth on Schedule 4.06 hereto, neither Yazam nor any Yazam Subsidiary is in conflict with or in violation or breach of or default under (a) any Applicable Law or (b) any provision of its organizational documents, and neither Yazam nor any Yazam Subsidiary has received any written notice alleging any such conflict, violation, breach or default, except for any such violations, breaches or defaults which would not individually or in the aggregate have a Material Adverse Effect.

         4.07     Real Property. Yazam does not own any real property. Schedule
4.07 hereto sets forth a complete list of all real property and all interests in real property leased by Yazam or the Yazam Subsidiaries (collectively, the "Leased Property"). Except as set forth on Schedule 4.07 hereto, Yazam and the Yazam Subsidiaries have good and valid leasehold interests in all Leased Property, free and clear of any Liens, except for easements, rights of way and minor and immaterial liens, charges or encumbrances that do not interfere with the use of the Leased Property in the normal conduct of the business of Yazam and the Yazam Subsidiaries and that do not materially impair the value of the Leased Property (collectively, the "Permitted Liens").

Complete and correct copies of each lease relating to the Leased Property described on Schedule 4.07 hereto have been furnished or made available to the Parent. Except as disclosed on Schedule 4.07 hereto, no damage or destruction has occurred and, to the Knowledge of Yazam, no condemnation or rezoning proceeding has been threatened or commenced with respect to any of the Leased Property that would individually or in the aggregate materially impair the continued use or operation of the Leased Property. To the Knowledge of Yazam, the Leased Property is in compliance with all Real Estate Laws, and neither Yazam nor any Yazam Subsidiary has any Knowledge of any written notice of violation or claimed violation of any Real Estate Law, in either case except where such violation or lack of compliance would not individually or in the aggregate materially restrict the ability of Yazam or any Yazam Subsidiary to conduct its business as presently conducted by it at any location. Except as disclosed on Schedule 4.07 hereto, neither Yazam nor any Yazam Subsidiary is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property or any interests in real property. Neither Yazam nor any Yazam Subsidiary is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Property, other than pursuant to any agreements listed on Schedule 4.07 hereto.

         4.08 Property. Schedule 4.08 hereto sets forth a complete list of each item of property, plant and equipment owned or leased by Yazam or any Yazam Subsidiary. Except as set forth on Schedule 4.08 hereto, Yazam and each of the Yazam Subsidiaries has good and valid title to all tangible personal property and assets which it owns, including the material tangible personal property reflected in the balance sheet included in the Financial Statements as being owned by Yazam or such Yazam Subsidiary, as the case may be, except for such tangible personal property and assets disposed of in the ordinary course of business, consistent with past practice, having a value not in excess of $50,000.

         4.09 Intellectual Property. To the Knowledge of Yazam, except as set forth on Schedule 4.09 hereto, no registered trademarks, trade names, copyrights or patents used by Yazam or any Yazam Subsidiary infringes on any trademark or trade name in any state or country in which such trademark, trade name, copyright or patent is used by Yazam or such Yazam Subsidiary. Neither Yazam nor any Yazam Subsidiary has received written notification of infringement of any patent, copyright, trademark or trade name, or any application therefor, from any Person.

         4.10 Contracts. Schedule 4.10 hereto lists (or describes in the case of oral contracts) each contract, note, debt instrument, lease, sublease, covenant not to compete, supply agreement, guarantee, licensing agreement, partnership agreement, joint venture agreement, employment agreement, collective bargaining agreement or other agreement or commitment of any kind, whether written or oral, to which Yazam or any Yazam Subsidiary is a party or by which either of them is bound (each, a "Contract"), provided that such Schedule need not list any written or oral Contract or related written Contracts under which the aggregate payments required to be made by or to Yazam or any Yazam Subsidiary over the life of the Contract or Contracts are less than $25,000. Complete copies of every written Contract listed or referred to on Schedule 4.10 hereto have been previously made available to the Parent. Each of Yazam and the Yazam Subsidiaries has performed all material obligations required to be performed by it to date under the Contracts, and neither Yazam nor any Yazam Subsidiary has received written (or, to the

Knowledge of Yazam, oral) notice that it is in material default in the performance of any of its obligations under any Contract.

         4.11 Employee Benefit Plans. (a) Schedule 4.11 hereto contains a true and complete list of each Benefit Plan maintained, administered or contributed to for the benefit of any of Yazam's or any Yazam Subsidiary's current or former employees, officers, Directors or any other independent contractors or leased employees who provide services to Yazam or any Yazam Subsidiary (collectively, the "Plans"). Yazam has made available to the Parent true and complete copies of (i) all Plans, other than those maintained outside the United States and required by Applicable Law (the "U.S. Plans"), (ii) all related trust agreements and insurance contracts forming a part of any U.S. Plans, (iii) the most recent determination letter issued in respect of each such U.S. Plan, (iv) the current summary plan descriptions with respect to such U.S. Plans for which such a description has been distributed, and (v) and all amendments to any such document.

                  (b) Each of the Plans has been operated and administered in all material respects in accordance with their terms and Applicable Laws, including but not limited to ERISA and the Code, and there are no material unfunded liabilities with respect to any Plan which are not reflected on the Financial Statements. There are no pending or, to the Knowledge of Yazam, threatened material claims by or on behalf of any of the Plans or by any participant therein (other than routine claims for benefits). All contributions required to have been made by Yazam and the Yazam Subsidiaries to any Plan pursuant to Applicable Law (including, without limitation, ERISA and the Code) have been made on a timely basis.

                  (c) Yazam, the Yazam Subsidiaries and any corporation, trust, partnership or other entity that would be considered as a single employer with Yazam or the Yazam Subsidiaries under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (each, an "ERISA Affiliate") do not currently, and within the preceding six years have not maintained or contributed to an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. No ERISA Affiliate has any obligation to contribute to (or any other liability with respect to) any "multi-employer plan," as defined in the Multi-employer Pension Plan Amendments Act of 1980, and no ERISA Affiliate has incurred or will incur (as a result of the transaction contemplated by this Agreement) any withdrawal liability or termination liability as a result of a complete or partial withdrawal from any multi-employer plan. No U.S. Plan, ERISA Affiliate or officer of any ERISA Affiliate with respect to any U.S. Plan which is subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a nonexempt "prohibited transaction" (as such term defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any ERISA Affiliate or any officer thereof to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(1) of ERISA.

                  (d) With respect to any U.S. Plan that is an "employee welfare benefit plan" within the meaning of ERISA Section 3(1), (i) all such U.S. Plans are unfunded and no such U.S. Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), and (ii) each such U.S. Plan may be amended or terminated in accordance with its terms without material liability to any ERISA Affiliate on or at any time after the Effective Time, except with respect to contributions, premiums or benefit claims (actual or contingent) with respect to the period from the Effective Time to such termination.

                  (e) With respect to any current or former employee, officer, Director or any other independent contractor or leased employee who provides services to Yazam or a Yazam Subsidiary (for purposes of this Section 4.11, collectively "Employees"), neither Yazam nor any Yazam Subsidiary has an obligation to contribute to (or any other liability with respect to) any funded or unfunded plan or program which provides medical, health, life insurance or other welfare benefits for current or future retirees or current or future former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents as required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Yazam and each Yazam Subsidiary are in material compliance in all respects with the continued medical and other welfare benefits coverage requirements of COBRA and all other Applicable Laws.

                  (f) Each person classified as an independent contractor by Yazam and each Yazam Subsidiary has been reasonably classified as such based on the requirements of Applicable Law to be so classified and each such entity has fully and accurately reported the compensation of such person on IRS Forms 1099 when required to do so. All agreements to which Yazam and each Yazam Subsidiary are parties, with respect to Employees provided by any professional employer organization, employee leasing organization or other employee contracting organization, are set forth on Schedule 4.11(f) and true, complete and correct copies of all such agreements have been provided to Parent.

Except as set forth on Schedule 4.11 hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of Yazam or any Yazam Subsidiary to severance pay, (ii) accelerate the time of payments or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Plan, or (iii) result in any breach or violation of, or a default under, any of the Company Plans.

         4.12 Actions Pending. Except as set forth in Schedule 4.12 hereto, there is no civil, criminal or administrative action, suit, hearing, claim, litigation, proceeding or investigation pending or, to the Knowledge of Yazam, threatened, against or affecting Yazam or any Yazam Subsidiary or the business or any of the assets of Yazam or any Yazam Subsidiary, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement, and there is no order, decision, ruling, injunction, judgment, award or decree or consent of or agreements with any Governmental Authority affecting Yazam or any Yazam Subsidiary or the business or assets of Yazam or any Yazam Subsidiary, or which enjoins or prohibits any action taken or to be taken in connection with this Agreement.

         4.13 Affiliate Transactions. Except as set forth on Schedule 4.13 hereto, there are no existing agreements, understandings or arrangements between Yazam or any Yazam Subsidiary, on the one hand, and any Affiliate of Yazam or any Yazam Subsidiary, on the other hand.

         4.14     Taxes.

                  (a) Except as set forth on Schedule 4.14 hereto, (i) Yazam and the Yazam Subsidiaries have each (or by the Closing Date will have) duly and timely filed or caused to be filed all Tax Returns that they are required to have filed on or before the Closing Date, and all such Tax Returns are true, correct and complete in all respects; (ii) Yazam and the Yazam Subsidiaries have paid all Taxes shown (or required to be shown) on such Tax Returns, and have (or by the Closing will have) withheld and paid to the appropriate Taxing Authority, all Taxes that are required to be withheld on or before the Closing Date; (iii) no claim in writing by the IRS or any other Taxing Authority for assessment or collection of Taxes, that are or may become payable by Yazam or the Yazam Subsidiaries or chargeable as a Lien upon the assets thereof, has been received by Yazam or any Yazam Subsidiary; (iv) the taxable years of Yazam and the Yazam Subsidiaries through the taxable year ended 1995, to the extent examined, have been closed; (v) neither Yazam nor any Yazam Subsidiary has granted any extension or waiver of the limitation period applicable to any Tax or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency, which has continuing effect; (vi) neither Yazam nor any Yazam Subsidiary has received any notice in writing of any claim, audit, action, suit, proceeding or investigation now pending against or with respect to Yazam or any Yazam Subsidiary in respect of any Tax; (vii) there are no requests for rulings or determinations in respect of any Tax pending between Yazam or any Yazam Subsidiary, on the one hand, and any Taxing Authority on the other; (viii) neither Yazam nor any Yazam Subsidiary has (A) been a member of an affiliated group, or (B) filed or been included in a combined, consolidated or unitary Tax Return, in each case involving group members other than Yazam and the Yazam Subsidiaries, or (C) any liability for the Taxes of any other Person; (ix) neither Yazam nor any Yazam Subsidiary is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement; and (x) no Liens exist on any of the assets of Yazam or any Yazam Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Yazam and the Yazam Subsidiaries have delivered to the Parent complete and accurate copies of all of the following materials that relate to periods ending after January 1, 1997: (i) all federal income Tax Returns filed by Yazam or the Yazam Subsidiaries; (ii) all examination reports relating to Taxes of Yazam or the Yazam Subsidiaries; (iii) all statements of Taxes assessed against or agreed to by Yazam or the Yazam Subsidiaries; (iv) all written rulings Yazam or the Yazam Subsidiaries have received from any Taxing Authority relating to any Tax; and (v) all written agreements Yazam or the Yazam Subsidiaries have entered into with any Taxing Authority relating to any Tax. To the extent requested by Parent, Yazam and the Yazam Subsidiaries have made available to Parent: (i) complete and accurate copies of all Tax Returns Yazam and the Yazam Subsidiaries have filed for all periods; and (ii) complete and accurate copies of all documents described in the previous sentence without regard to the period to which they relate. Schedule 4.14 hereto contains a list of all Tax Returns filed by Yazam or any Yazam Subsidiary and the period covered by each such Tax Return.

         4.15 Brokers, Finders, etc. Except as described on Schedule 4.15, neither Yazam nor any Yazam Subsidiary has employed, or is subject to the valid claim of, any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement or the transactions contemplated hereby, who might be entitled to a fee or commission in connection herewith.

         4.16 Labor. In the two year period prior to the date hereof, Yazam has not employed more than 100 employees who are or were (i) either working at locations in the United States, or (ii) are United States citizens working at Yazam locations outside of the United States. Except as set forth on Schedule
4.16 hereof, in the one year period prior to the Closing Date, Yazam has paid to each employee terminated by Yazam not for cause, severance in the amounts set forth in each such employee's employment agreement, if any, or severance in the amounts provided by Yazam in the ordinary course of business, consistent with past practice.

         4.17 Yazam Accredited Investors. There are no more than 30 shareholders of Yazam who are eligible to receive a portion of the Merger Consideration hereunder that are not, in each case, an "accredited investor" as defined in Section 501(a) of Regulation D of the 1933 Act.

                                    ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                         THE PARENT AND ACQUISITION CO.

         The Parent and Acquisition Co., jointly and severally, represent and warrant to Yazam as follows:

         5.01 Organization and Standing. The Parent is a corporation duly organized and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as presently conducted, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on its business, assets, properties, liabilities or financial condition or its ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on its ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby. Since the date of its incorporation, Acquisition Co. has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Acquisition Co. has no liabilities or obligations of any nature, contingent or otherwise, other than those related to the transactions contemplated hereby. Acquisition Co. is a wholly owned subsidiary of the Parent.

         5.02 Authorization and Binding Obligation. Each of the Parent and Acquisition Co. has all necessary corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and Acquisition Co. and the consummation by the Parent and

Acquisition Co. of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate (or other) action on the part of each of the Parent and Acquisition Co. and no other corporate action or other proceedings on the part of the Parent or Acquisition Co. is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and Acquisition Co. and constitutes a valid and binding obligation of the Parent and Acquisition Co., enforceable against the Parent and Acquisition Co. in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principles of equity.

         5.03 Consents and Approvals; No Conflicts. Except for filing and recordation of the Merger Filings as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Parent or Acquisition Co. of the transactions contemplated by this Agreement, except where the failure to make such filing or obtain such permit, authorization, consent or approval, would not individually or in the aggregate have a material adverse effect on such Person's ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby. Except as set forth on Schedule 5.03, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Parent or Acquisition Co. with any of the provisions hereof will (a) result in any violation of any provision of the organizational documents of the Parent or Acquisition Co., (b) violate any Applicable Law, or (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any material contract, agreement, note, bond, mortgage, indenture, license, lease, franchise, permit, Plan or other instrument or obligation to which the Parent or Acquisition Co. is a party, or by which any of them or any of their respective properties is bound, except in the case of clause (c) above, where such violation, breach, default or right of termination would not individually or in the aggregate have a material adverse effect on such Person's business, assets, properties, liabilities or financial condition or its ability to timely perform its obligations hereunder or to consummate the transactions contemplated hereby.

         5.04 Litigation. There is no claim, litigation, proceeding or investigation pending or, to the best of the Parent's or Acquisition Co.'s knowledge, threatened, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by the Parent or Acquisition Co. in connection with this Agreement or which would individually or in the aggregate have a material adverse effect on such Person's business, assets, properties, liabilities or financial condition or its ability timely to perform its respective obligations hereunder or to consummate the transactions contemplated hereby.

         5.05 Brokers, Finders, Etc. Neither the Parent nor Acquisition Co. has employed, or is subject to the valid claim of, any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement, who might be entitled to a fee or commission in connection therewith.

         5.06 Capitalization of Parent. The Parent Preferred Stock and the Parent Warrants to be issued in connection with the Merger will, when issued and delivered to the respective shareholders of Yazam as a result of the Merger and pursuant to the terms of this Agreement and the Merger Filings, be duly authorized, validly issued, non-assessable and, upon receipt of consideration therefore, fully paid. The shares of Parent Common Stock to be issued as a result of the conversion of the Parent Preferred Stock and upon the exercise of such Parent Warrants will be, when issued and delivered to the respective shareholders of Yazam pursuant to the terms of such preferred stock and warrants, duly authorized, validly issued, non-assessable, and fully paid; provided, however, as of the date hereof a sufficient number of such shares shall not have been, and as of the Effective Time, a sufficient number of such shares may not be, authorized and reserved for issuance. Subject to any required approval by the Securities and Exchange Commission, the Parent shall use its best efforts to authorize and issue, as soon as practicable after the Closing Date but in any event prior to June 1, 2001, such additional number of shares of Parent Common Stock as necessary for the conversion of the Parent Preferred Stock and the exercise of the Parent Warrants issued in connection with the Merger. In the event that the authorization of such addition shares of the Parent Common Stock does not occur prior to June 1, 2001, the shareholders of Yazam who receive shares of Parent Preferred Stock pursuant to the Merger may require the Parent after such date to repurchase their shares of Parent Preferred Stock for a price per share of the average price of Parent Common Stock as reported on the "Over the Counter Market" ("OTC BB"), or such other applicable nationally recognized market quotation system, for the 20 trading days prior to the requested date of such repurchase multiplied by 1,000; provided, however, such price shall in any event not be less than $250 per share. As of the date hereof, Gregory Earls has executed and delivered to Yazam, a voting agreement whereby he shall have agreed to vote the shares of capital stock of the Parent owned, held beneficially, and/or controlled by him (as of the appropriate record date for such shareholder vote) in favor of the amendment of the Certificate of Incorporation of the Parent to increase the authorized number of shares of Parent Common Stock in order to authorize and reserve a sufficient number of shares of Parent Common Stock for issuance in connection with the conversion of the Parent Preferred Stock and the exercise of the Parent Warrants.

         5.07 Parent SEC Reports. Except for the financial statements required to be filed in connection with the Form 8K filed with the Securities Exchange Commission by USXX on April 12, 2000, April 27, 2000 and July 20, 2000, since June 1, 1999, the Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it with the Securities Exchange Commission under the 1933 Act or the 1934 Act (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) as of their respective dates, were prepared in accordance with, and complied as to form in all material respects with, the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations thereunder, and (ii) did not, at the time they were filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of Parent is subject to the periodic reporting requirements of the 1934 Act. Each of the consolidated balance sheets (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position of Parent and its subsidiaries as of its date, and each of the other related statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the results of operations, cash flows and changes in shareholders' equity of Parent and its subsidiaries as of its date and for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. To the extent any such Parent SEC Reports were not timely filed, such failure is not reasonably likely to individually or in the aggregate have a material adverse effect on such the Parent's business, assets, properties, liabilities or financial condition or its ability timely to perform its respective obligations hereunder or to consummate the transactions contemplated hereby.

         5.08 Financing. As of the Closing Date, the Parent shall have funds sufficient to pay the cash portion of the Merger Consideration pursuant to the terms and conditions of this Agreement.

                                   ARTICLE VI
                                    COVENANTS

         6.01 Conduct of Business. During the period from the date hereof to the Effective Time, Yazam covenants and agrees that it shall, and shall cause the Yazam Subsidiaries to, carry on their businesses in the ordinary course of business, in substantially the same manner as heretofore conducted, and shall use its reasonable commercial efforts to preserve intact its and the Yazam Subsidiaries' present business organization, keep available the services of their respective officers and employees and preserve their relationships with customers and suppliers and others having business dealings with them, to the end that their goodwill and going business shall be maintained following the Closing. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or with the prior written consent of the Parent in its sole discretion, or as set forth on Schedule 6.01 hereto, Yazam covenants and agrees that it shall not, and it shall not permit any Yazam Subsidiary to do, or agree to do, on or after the date hereof, any of the following, at or before the Effective Time:

                  (a) amend their respective certificates of incorporation or by-laws or other organizational documents;

                  (b) rescind, modify, amend or otherwise change or affect any of the resolutions of the Board recommending adoption of this Agreement and authorization of the Merger;

                  (c) issue, sell, transfer, assign, pledge, convey or dispose of any security or equity interest or any security convertible into or exchangeable or exercisable for any security or equity interest, including, without limitation, any subscriptions, options, warrants, calls, conversions or other rights, agreements, commitments, arrangements or understandings of any kind obligating Yazam or any Yazam Subsidiary, contingently or otherwise, to issue or sell, or cause to be issued or sold, any security or equity interest of Yazam, any Yazam Subsidiary, or any of Yazam's investment portfolio companies or any security convertible into or exchangeable or exercisable for any security or equity interest; provided, however, that Yazam may sell substantially all of the assets of, or all of the securities of, the Yazam Subsidiary named First Tuesday, Inc. (as well as any subsidiary of First Tuesday, Inc.) with the Parent's written consent, which consent shall not be unreasonably withheld or delayed;

                  (d) split, combine or reclassify any shares of any class of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any class of its capital stock, or redeem or otherwise acquire any shares of such capital stock, except as required under the agreements listed on Schedule 6.01(d) hereto;

                  (e) write off any receivables in excess of $5,000 individually, or $20,000 in the aggregate;

                  (f) sell, assign, lease or otherwise transfer or dispose of any assets in excess of $15,000 individually, or $50,000 in the aggregate;

                  (g) create, incur or assume any liability, including obligations in respect of capital leases, or make or commit to make capital expenditures in excess of $25,000 each or $50,000 in the aggregate, or create, incur, assume, maintain or permit to exist any indebtedness in an aggregate amount greater than $50,000 for Yazam and the Yazam Subsidiaries combined, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for assumptions, guarantees or endorsements by Yazam of the obligations of any Yazam Subsidiary in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; or (iv) create, assume or permit to exist any Lien upon their assets, except for those in existence on the date of this Agreement;

                  (h) increase or modify or agree to increase or modify the compensation, bonuses or other benefits or perquisites of any employee of Yazam or any Yazam Subsidiary, or pay or commit to pay any compensation, bonus, pension or other retirement benefit or allowance, fringe benefit or other benefit not required by the terms of an existing Plan as in effect on the date hereof or suspend or terminate any employee of Yazam or any Yazam Subsidiary;

                  (i) make any new elections, or make any changes to current elections, with respect to Taxes;

                  (j) change its auditors or materially change its auditing or bookkeeping practices;

                  (k) take or fail to take any action that would cause any of its representations and warranties not to be true and correct on the Closing Date in the manner required by Section 8.02(c) hereof;

                  (l) cancel, terminate or materially amend or modify any real or material personal property leases;

                  (m) cancel or materially amend or modify any agreement with any customer; or

                  (n) enter into any new agreement with any customer.

         6.02 Third-Party Consents. Yazam covenants and agrees that it shall and shall cause each Yazam Subsidiary to use reasonable commercial efforts to obtain, prior to the Closing, the consents of third parties and Governmental Authorities set forth on Schedule 4.04 hereto.

         6.03 Compliance with DGCL; Filings; Consent Solicitation Statement. Yazam shall cooperate with, and deliver to, the Parent, such information as reasonably requested by the

Parent from time to time prior to the Closing regarding each of the shareholders of Yazam who are to receive a portion of the Merger Consideration hereunder to assist the Parent in determining whether each such shareholder is an "accredited investor" as defined in Section 501(a) of Regulation D of the 1933 Act (such information to be true and correct to the Knowledge of Yazam).

                  (b) As soon as practicable after the date of this Agreement, the Parent shall prepare and deliver to Yazam certain information regarding the Parent, the Parent Preferred Stock, the Parent Warrants and the Parent Common Stock, as required by applicable federal and state securities laws, to be included in a consent solicitation statement, prepared in accordance with
Section 3.05 hereof, to be delivered to the shareholders of Yazam (the "Consent Solicitation Statement").. As soon as practicable after receipt thereof, Yazam shall prepare and deliver to each shareholder of Yazam the Consent Solicitation Statement, which shall include a notice (the "Notice"), in accordance with
Section 251 of the DGCL, regarding (i) the execution of this Agreement, (ii) the Board's authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (iii) the availability of appraisal rights under Section 262 of the DGCL. As promptly as practicable thereafter, Yazam will deliver to each holder of Yazam Common Stock, Yazam Preferred Stock and Yazam Rights, a copy of the Consent Solicitation Statement, provided that Yazam shall not circulate the Consent Solicitation Statement without the Parent's prior written consent. Yazam agrees that none of the information included or incorporated by reference in the Consent Solicitation Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing shall not apply to information supplied by or on behalf of the Parent or Acquisition Co. specifically for inclusion or incorporation by reference in the Consent Solicitation Statement. The Parent agrees that none of the information supplied by or on behalf of the Parent or Acquisition Co. specifically for inclusion or incorporation by reference in the Consent Solicitation Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements in such Consent Solicitation Statement, in light of the circumstances under which they are made, not misleading.

                  (c) As promptly as practicable, each of Yazam, the Parent and Acquisition Co. shall properly prepare and file any filings required under any Applicable Law relating to the Merger and the transactions contemplated herein (collectively, the "Filings"). The Parent and Acquisition Co., on the one hand, and Yazam, on the other, shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, the Filings by any governmental official, and each of Yazam, the Parent and Acquisition Co. shall supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and any appropriate governmental official, on the other hand, with respect to the Filings.

         6.04 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use (and Yazam shall cause the Yazam Subsidiaries to use) their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under Applicable Law, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and Filings.

         6.05 Acquisition Proposals. (a) Yazam hereby covenants and agrees that for the period from the date hereof until the Effective Time, subject to the duties imposed by applicable law, neither Yazam nor any of the Yazam Subsidiaries shall take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (or authorize or permit any of their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives")) (1) to engage in any Business Combination, (2) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination,
(3) to furnish or cause to be furnished any information with respect to Yazam or any of the Yazam Subsidiaries to any Person (other than as contemplated by this Agreement) who Yazam or any such Yazam Subsidiary or Representative knows or has reason to believe is in the process of considering any Business Combination, or
(4) to (i) purchase, acquire, sell or otherwise transfer any capital stock or other equity interest of such other Person, (ii) purchase or acquire all or substantially all of the assets and properties of such other Person, or (iii) invest in or enter into a joint venture, strategic partnership or other similar arrangement with such other Person. If Yazam or any such Yazam Subsidiary or Representative receives from any Person any offer, inquiry or informational request referred to above, Yazam shall promptly advise such Person, by written notice, of the terms of this section and shall promptly, orally and in writing, advise the Parent of such offer, inquiry or request and deliver a copy of the foregoing notice to the Parent.

                  (b) If at any time between the date hereof and the Closing Date, Yazam, any of the Yazam Subsidiaries or Yazam Representatives is approached by any Person concerning participation by Yazam, any of the Yazam Subsidiaries or Yazam Representatives or such other Person in a transaction or transactions involving the assets or businesses of, or securities issued by, Yazam or any Yazam Subsidiary, Yazam shall promptly inform the Parent of the nature of such contact and the parties thereto.

         6.06 Public Announcements. The Parent and Yazam shall consult with one another before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation without the express consent of the Parent and Yazam, except based on the advice of counsel for Yazam or the Parent, as the case may be, as required by Applicable Law.

         6.07 Consent of the Parent. The Parent, as the sole shareholder of Acquisition Co., by executing this Agreement hereby consents to the execution, delivery and performance of this Agreement by Acquisition Co. and such consent shall be treated for all purposes as a vote duly adopted at a meeting of the shareholders of Acquisition Co. held for such purpose.

         6.08 Transfer Taxes. The Parent shall be responsible for the payment of all Transfer Taxes arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

         6.09 Access. Upon reasonable notice, and except as may otherwise be required by Applicable Law, each of Yazam and Parent shall (and shall cause each of their Affiliates to) afford the other's officers, agents and advisors reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, such party shall (and shall cause its Affiliates to) furnish to the other and its agents and advisors all information concerning its business, properties and personnel as they may reasonably request. All such information shall be considered confidential and subject to Section 12.10 hereof.

         6.10 Advice Regarding Changes. Yazam shall confer on a regular basis with the Parent, report on operational matters and promptly advise the Parent orally and in writing of any change, event or circumstance having, or which could reasonably be expected to be reasonably likely to have, a Material Adverse Effect or which could materially impair (negatively or positively) Yazam or any of the Yazam Subsidiaries' financial projections, forecasts or prospects. The Parent and Yazam agree that all information obtained pursuant to this Section shall be considered confidential and shall be subject to Section 12.10 hereof.

         6.11 Notice of Prospective Breach. Each Party hereto shall immediately notify the other parties in writing upon the occurrence of any act, event, circumstance or thing that, to such party's knowledge, is reasonably likely to cause or result in a representation or warranty hereunder to be untrue at the Closing, the failure of a closing condition to be achieved at the Closing, or any other breach or violation hereof or default hereunder.

         6.12 Shareholder Letter of Transmittal. Yazam shall cooperate and use its commercially reasonable efforts to cause each shareholder of Yazam who is to receive a portion of the Merger Consideration hereunder to execute and deliver, at or prior to the Closing, the Letter of Transmittal.

         6.13     Indemnification of Directors and Officers.

                  (a) After the Effective Time, any repeal or modification of
Section 23 of the Bylaws of Yazam shall not adversely affect any right or protection of an officer, director, employee or agent of Yazam existing at the time of such repeal or modification.

                  (b) For the shorter of (i) three years after the Effective Time, or (ii) for as long as the current directors' and officers' liability insurance policies of the Parent are in effect, the Parent shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by Yazam's directors' and officers' liability insurance at the date of this Agreement, providing coverage with respect to such claims as covered thereby as of such date, that is at least equal to the coverage provided under Yazam's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be purchased for a total of no more than an aggregate amount of $180,000; provided, however, that if such insurance cannot be so maintained at or below such cost, Parent shall maintain as much of such insurance as can so be maintained at a cost equal to 300 percent of the current annual premiums of Yazam for such insurance. The forgoing provisions shall not in any way restrict or preclude any sale, liquidation or dissolution of any subsidiary of Parent at any time after the Effective Time. The Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 6.13. The Parent or the Surviving Corporation shall provide a copy of such directors' and officers' liability insurance policy, upon request, to any beneficiary of such policy and shall notify the beneficiaries of such policy in the event of a reduction or termination of such policy coverage in accordance with the provisions herein.

                  (c) In the event the Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, the successors and assigns of the Parent or the Surviving Corporation shall be deemed to have assumed the obligations set forth in this Section 6.13 automatically and without any further action.

                  (d) The provisions of this Section 6.13 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that may such person may have by contract or otherwise.

                                  ARTICLE VII

                            RESTRICTIONS ON TRANSFER

         7.01 Restricted Shares. Yazam acknowledges that the Parent Common Stock, the Parent Preferred Stock and the Parent Warrants may not be sold, transferred or otherwise disposed of without registration under the 1933 Act and any applicable state securities laws absent an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration under the 1933 Act and any applicable state securities laws, the Parent Common Stock, the Parent Preferred Stock and the Parent Warrants must be held indefinitely.

         7.02 Legends. All certificates evidencing the Parent Common Stock, the Parent Preferred Stock and the Parent Warrants shall bear a legend substantially to the following effect until the same is no longer required under the 1933 Act:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY
                  APPLICABLE STATE SECURITIES OR "BLUE-SKY" LAWS.
                  THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED,
                  ASSIGNED, PLEDGED,

                  ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

The certificates evidencing the Parent Common Stock, the Parent Preferred Stock and the Parent Warrants shall also bear any legend required by any applicable state securities laws.

                                  ARTICLE VIII
                               CLOSING CONDITIONS

         8.01 Conditions to the Obligation of Yazam. The obligation of Yazam to effect the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Parent and Acquisition Co. shall each have performed in all material respects each of its respective obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

                  (b) The representations and warranties of Parent and Acquisition Co. set forth in this Agreement that are qualified by reference to a material adverse effect shall be true and correct, and all other representations and warranties of Parent and Acquisition Co. shall be true and correct, except for failures to be true and correct as would not, individually or in the aggregate, have a material adverse effect on each of their respective businesses, assets, properties, liabilities or financial conditions or each of their respective abilities to timely perform its obligations hereunder or consummate the transactions contemplated hereby, as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall have been true and correct in all material respects as of such date).

                  (c) Yazam shall have received a certificate, dated the Closing Date, of the President or any Vice President of Parent, to the effect that the conditions specified in paragraphs (a) and (b) of this Section 8.01 have been fulfilled.

                  (d) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any Applicable Law promulgated or enacted by any Governmental Authority shall be in effect which would be reasonably likely to (i) make the consummation of the Merger by the Parent, Acquisition Co. or Yazam illegal or (ii) otherwise prevent the consummation of the Merger.

                  (e) On the Closing Date, in addition to any other documents specifically required to be delivered pursuant to this Agreement, the Parent and Acquisition Co. shall have executed and delivered or caused to be executed and delivered, in form and substance reasonably acceptable to Yazam and its counsel, such other certificates, documents, instruments and agreements as may be reasonably necessary in connection with the consummation of the transactions contemplated hereby, including but not limited to consents, all in form and substance reasonably satisfactory to Yazam and its counsel.

                  (f) Yazam shall have received the opinion of Shaw Pittman, counsel to the Parent and Acquisition Co., in form and substance reasonably satisfactory to Yazam, as to the opinions set forth on Exhibit E hereto.

                  (g) The registration rights agreement setting forth the respective registration rights of the holders of the Parent Preferred Stock and the Parent Warrants, substantially in the form of Exhibit F hereto (the "Registration Rights Agreement"), shall have been executed and delivered by the Parent.

                  (h) The Parent shall have received written waivers from the applicable number of shareholders in order to waive the conflicts set forth on
Schedule 5.03 hereof.

         8.02 Conditions Precedent to Obligations of the Parent and Acquisition Co. The obligations of the Parent and Acquisition Co. to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Merger shall have been approved and adopted as set forth in this Agreement by the requisite vote of the shareholders of Yazam entitled to vote as required by the DGCL and Yazam's Certificate of Incorporation and By-laws.

                  (b) Yazam shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

                  (c) The representations and warranties of Yazam set forth in this Agreement that are qualified by reference to a Material Adverse Effect shall be true and correct, and all other representations and warranties of Yazam shall be true and correct, except for failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall have been true and correct in all material respects as of such date).

                  (d) The Parent and Acquisition Co. shall have received a certificate, dated the Closing Date, of the acting Chief Executive Officer of Yazam, to the effect that the conditions specified in paragraphs (b) and (c) of this Section 8.02 have been fulfilled and certifying as to the amount of the Yazam Closing Cash Balance.

                  (e) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any Applicable Law promulgated or enacted by any Governmental Authority shall be in effect which would be reasonably likely to (i) make the consummation of the Merger by the Parent, Acquisition Co. or Yazam illegal or (ii) otherwise prevent the consummation of the Merger.

                  (f) Each of the executive officers and directors of Yazam shall have delivered a letter of resignation to the Parent, effective as of the Effective Time.

                  (g) The Parent shall have received a Letter of Transmittal from a sufficient number of shareholders of Yazam who are to receive a portion of the Merger Consideration hereunder, for the Parent to determine that there are less than 30 of such shareholders who are not an "accredited investor" as defined in Section 501(a) of Regulation D of the 1933 Act.

                  (h) The consents (or in lieu thereof waivers) listed in
Schedule 4.04 (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Parent, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to result in a Material Adverse Effect.

                  (i) On the Closing Date, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Yazam or the holders of Yazam Common Stock and Yazam Preferred Stock, as the case may be, shall have executed and delivered or caused to be executed and delivered, in form and substance reasonably acceptable to Parent and its counsel, such other certificates, documents, instruments and agreements as may be reasonably necessary in connection with the consummation of the transactions contemplated hereby, including but not limited to consents, all in form and substance reasonably satisfactory to Parent and its counsel.

                  (j) The Parent and Acquisition Co. shall each have received the opinion of Gibson, Dunn & Crutcher LLP, counsel to Yazam, in form and substance reasonably satisfactory to the Parent, as to the opinions set forth on Exhibit G hereto.

                  (k) The Parent and Acquisition Co. shall have received from Yazam the original stock certificates representing the number of shares held by Yazam in certain portfolio companies as of the date hereof as set forth on
Schedule 8.02(k) hereto , and the original copies of the documentation representing each such investment (or true and correct copies thereof in the event such original copies are unavailable).

                  (l) The employment agreements between Yazam and each of Marc Lesnick, Ari Gorlin and Arik Kleinstein, each as amended as of February 12, 2001, shall be amended prior to the Effective Time to clarify that each such employee shall be entitled to receive one severance payment in the amount set forth in such agreement by either Yazam, the Parent or the Surviving Corporation and under no circumstances shall such individual be entitled to more than one severance payment as provided therein.

                                   ARTICLE IX
                                     CLOSING

         9.01 Time and Place. Subject to the satisfaction or waiver of all applicable conditions in Article VIII, the Closing shall take place at the offices of Gibson, Dunn & Crutcher, LLP, 200 Park Ave., 48th Floor, New York, N.Y. 10166, at 10:00 a.m., local time, on March 27, 2001, or at such other location, on such other date as Yazam and the Parent may agree.

         9.02 Filings at the Closing; Other Actions. At the Closing, the Parent and Yazam shall cause the Merger Filings to be filed and recorded in accordance with the applicable provisions of the DGCL (unless filed previously thereto), and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE X
                              SURVIVAL OF COVENANTS

         The covenants and agreements set forth herein shall survive the Closing.

                                   ARTICLE XI
                               TERMINATION RIGHTS

         11.01 Termination This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual consent of the Parent and Yazam;

                  (b) by the Parent and Acquisition Co., (i) if Yazam shall have materially breached any of its covenants herein or if Yazam shall have made a material misrepresentation and not cured the same within 15 days of notice of such breach or misrepresentation, or (ii) if the Merger shall not have been consummated on or before May 15, 2001; provided, however, that the right to terminate this Agreement shall not be available to the Parent or Acquisition Co. in the event that the failure to fulfill any obligation of this Agreement or satisfy any closing condition contained in Section 8.01 hereof (other than Section 8.01(d) hereof) by the Parent or Acquisition Co. has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

                  (c) by Yazam, (i) if either the Parent or Acquisition Co. shall have materially breached any of its covenants herein or if either the Parent or Acquisition Co. shall have made a material misrepresentation herein and not cured the same within 15 days of notice of such breach or misrepresentation, or (ii) if the Merger shall not have been consummated on or before April 5, 2001; provided, however, that the right to terminate this Agreement shall not be available to Yazam in the event that the failure to fulfill any obligation of this Agreement or satisfy any closing condition contained in Section 8.02 hereof (other than Section 8.02(e) hereof) by Yazam has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date; or

                  (d) by either the Parent or Yazam, if any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable.

         11.02 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Parent or Yazam pursuant to
Section 11.01 hereof, written notice thereof shall forthwith be given to Yazam or the Parent, respectively, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by any other party of any covenant or agreement contained in this Agreement, and except that (a) the provisions of Sections 6.06, 12.10, 12.04, 12.05 and 12.07 hereof shall survive such termination, and (b) the parties hereto shall cooperate in taking any action necessary to cancel, rescind, modify or revoke any Filings previously made.

                                   ARTICLE XII
                                OTHER PROVISIONS

         12.01 Amendment and Modification. Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by mutual written agreement of the parties hereto.

         12.02 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party to this Agreement without the prior written consent of the other parties hereto. Any purported assignment made in contravention of the previous sentence shall be null and void.

         12.03 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

         12.04 Entire Agreement. This Agreement and the exhibits and schedules hereto embody the entire agreement and understanding of the parties hereto, and supersede any and all prior agreements, arrangements and understandings, relating to the matters provided for herein and therein. Acquisition Co. hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon Acquisition Co., whether given expressly on its behalf or not. No party is making any representation or warranty whatsoever, express or implied, except the representations and warranties contained in this Agreement, and each party acknowledges and agrees that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth herein.

         12.05 Expenses. Except as otherwise provided in this Agreement, each of the Parent and Acquisition Co., on the one hand, and Yazam, on the other hand, shall be responsible for the payment of their and their Affiliates' respective expenses, including legal and accounting fees, in connection with the preparation, negotiation and closing of this Agreement and the transactions contemplated hereby.

         12.06 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         12.07 Choice of Law. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflict of laws, and the state and federal courts of Delaware shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Agreement.

         12.08 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile, as follows:

                  (a) If to the Parent or Acquisition Co., to it at:

                           U.S. Technologies Inc.
                           1130 Connecticut Ave., NW
                           Suite 700
                           Washington, DC 20036
                           Telecopy#: (202) 466-4557

                           Attention: Mr. Gregory Earls

                           with a copy to:

                           Shaw Pittman
                           2300 N Street, NW
                           Washington, D.C. 20037
                           Telecopy #: (202) 663-8007

                           Attention: Gregory S. Feis, Esq.

                  (b) If to Yazam, to it at:

                           Yazam.com Inc.
                           22 Cortlandt Street, 20th Floor
                           New York, NY 10007

                           Telecopy #: (212) 239-7929

                           Attention: Bernard Siegel
                                      Acting Chief Executive Officer

                           with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Ave., 47th Floor
                           New York, NY  10166
                           Telecopy #: (212) 351-6201

                           Attention: Dennis J. Friedman, Esq.

or to such other Person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day of such delivery, (x) if by certified or registered mail, when received, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by facsimile, on the day on which such facsimile was sent and electronically confirmed if during business hours where received (and if not, on the next Business Day).

         12.09 Counterparts. This Agreement may be executed in one or more counterparts and/or by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         12.10 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Applicable Law or (ii) disclosed in an action or proceeding brought by any party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning any party or any of their Affiliates furnished to each of them by any other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Parent's and Acquisition Co.'s use of documents and information concerning Yazam's business furnished by Yazam hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by any of the other parties in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all electronic copies of the foregoing and all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party which furnished such documents and information or its Representatives.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                    U.S. TECHNOLOGIES INC.


                                    By: /s/ Gregory Earls
                                        ----------------------------------------
                                        Gregory Earls
                                        Chairman and Chief Executive Officer

                                    U.S. TECHNOLOGIES ACQUISITION CO.


                                    By: /s/ Gregory Earls
                                        ----------------------------------------
                                        Gregory Earls
                                        President

                                    YAZAM.COM INC.


                                    By: /s/  Bernard Siegel
                                       -----------------------------------------
                                       Name: Bernard Siegel
                                       Title: Acting Chief Executive Officer